UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2006

Freescale Semiconductor, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512.895.2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2006, the Board of Directors of the Company approved the Freescale Semiconductor, Inc. Non-employee Director Deferred Compensation Plan (the "Plan"). The Plan is a nonqualified plan that allows non-employee directors to defer compensation earned after the effective date of the Plan to a future date. The Plan was designed to comply with the requirements of the Internal Revenue Code of 1986, as amended, including Section 409A, enacted as part of the American Jobs Creation Act of 2004. The description of the Plan herein is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

The election to defer compensation under the Plan must be made in the manner prescribed by the committee appointed to administer the Plan (the "Plan Committee"). In general, the election must be made prior to the beginning of the calendar year in which such compensation would otherwise be earned (except that new directors must make the election within thirty (30) days of their date of election or appointment).

The Plan Committee will select investment funds in which the participants’ deferrals will be deemed to be invested. Each participant in the Plan must designate the investment funds in which his or her deferrals will be deemed to be invested for purposes of determining the amount of the earnings or losses to be credited or debited to the participant’s deferral account. A participant may change investment designations by filing a new election with the Plan Committee. The Plan provides that the Company will cause a trust to be funded each year with an amount equal to the amount deferred under the Plan by each participant. Neither the participants nor their beneficiaries will have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the participants or beneficiaries, as benefits and all rights created under the Plan and the trust are to be unsecured contractual rights of participants and beneficiaries against the Company. Any assets held in the trust will be subject to the claims of the Company’s general creditors under federal, state or foreign law in the event of insolvency as defined in the trust.

Amounts deferred under the Plan will be distributed in cash (or in shares of Freescale Class A common stock in the event that a participant elects to defer any portion of his or her compensation into deferred stock units in accordance with the terms of the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2004 or other incentive plan of Freescale) at the time selected by the participant and as designated on the participant’s deferral form. Notwithstanding a participant’s deferral election, a participant will receive distribution of his or her deferral account if the participant becomes disabled (as defined in the Plan) or upon the participant’s death. The Board of Directors of the Company may alter the timing or manner of payment of any compensation deferred under the Plan in the event of an unforeseeable emergency (as defined in the Plan).

The Board of Directors may amend, modify, suspend or terminate, to the extent permitted by law, the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a participant’s deferral accounts. The Plan will remain in effect until July 21, 2014, unless earlier terminated in accordance with the terms of the Plan.

In addition, on February 9, 2006, the Compensation and Leadership Committee of the Board of Directors (the "Compensation Committee") approved the performance criteria that will be applied for purposes of fiscal 2006 bonus determinations for the named executive officers. Pursuant to the terms of the Omnibus Incentive Plan of 2005, and consistent with the requirements of Section 162(m) of the Internal Revenue Code, Freescale's named executive officers will be eligible to receive a bonus for 2006 based on a specified percentage of an incentive pool equal to 5% of Freescale's consolidated operating earnings for 2006. Actual payments of the 2006 bonus to the named executive officers will be determined and may be reduced by the Compensation Committee based on the achievement of various operational and financial metrics, including earnings, revenue and customer satisfaction and quality. After completion of fiscal year 2006, the Compensation Committee will determine the total incentive pool, the maximum amount of the pool that can be paid to each of the named executive officers, and the actual bonus amounts to be paid. The Compensation Committee will also assign each named executive officer an individual performance factor based upon that named executive officer’s performance and contribution to the Company during 2006. The individual performance factor will affect the total cash bonus paid to each named executive officer.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.

February 15, 2006	By:	/s/ John D. Torres

Name: John D. Torres
Title: Senior Vice President, General Counsel & Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Non-employee Director Deferred Compensation Plan